EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of the Hartmarx Corporation of our report dated June 26, 2007, appearing in the Annual Report on Form 11-K of the Hartmarx Savings Investment and Stock Ownership Plan for the year ended December 31, 2006.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC

Oak Brook, Illinois
September 4, 2007